CONTACT:    Lawrence A. Rand              Louis Lipschitz
            Kekst and Company             Toys "R" Us, Inc.
            437 Madison Avenue            461 From Road
            New York, NY  10022           Paramus, NJ  07652
            (212) 593-2655                (201) 368-5548

FOR:        Toys "R" Us, Inc.
            (NYSE:  TOY)

                                          FOR IMMEDIATE RELEASE

              TOYS "R" US REPORTS SALES FOR THE HOLIDAY SELLING SEASON

PARAMUS, NEW JERSEY, JANUARY 6, 1997 -- Toys "R" Us, Inc. announced today that its sales for the Holiday selling season (eight weeks ended December 28, 1996) increased 4% to $4.1 billion, compared to $3.9 billion for the same period a year ago (eight weeks ended December 30, 1995). The Company also said that its year-to-date sales (eleven months) rose 6% to $9.3 billion from $8.8 billion in the same period last year.

Michael Goldstein, Chief Executive Officer, stated, "Our comparable U.S.A. toy stores' sales increased 4% for the month of December but were flat for the full 1996 Holiday selling season. Despite the excitement generated in the video hardware business with the release of Nintendo 64 and the presence of some hot products such as Tickle Me Elmo, our results were affected, in part, by the lack of software titles for the new video platforms and the lateness of the Thanksgiving holiday. For the eleven months, comparable store sales increased 2%.

Internationally, for this Holiday season, we are pleased that our Canadian stores had double digit comparable store sales increases, driven by the implementation of marketing and customer services initiatives as well as the increase in the video business. In Japan, Spain and the United Kingdom our comparable store sales were flat to slightly higher for the season, while Germany and France experienced lower comparable store sales. Our Kids "R" Us division reported an increase in comparable store sales for the Holiday selling season."

Mr. Goldstein further stated, "Although our margin trend continues to be stronger than last year, lower than expected Holiday sales will naturally have an adverse impact on our anticipated 1996 earnings' growth. Nevertheless, we are very pleased with our 1996 accomplishments including: the opening of 13 "Concept 2000" stores, our revolutionary new toy store design; the birth of our new Babies "R" Us division; the signing of a merger agreement with Baby Superstore; the opening of our two KidsWorld megastores and the completion of our strategic inventory repositioning.

We leave 1996 with our inventory levels and assortment in excellent shape as demonstrated by our U.S.A. and international toy stores reporting lower inventory on a comparable store basis. We look forward to 1997 and the continued strength in certain product categories such as video games and the excitement that will be generated by great movie releases. Finally, we are eagerly anticipating our merger with Baby Superstore which is on target to close February 3, 1997. The merger plans have been finalized and the Toys
"R" Us and Baby Superstore personnel have done an outstanding job in preparing for a seamless transition."

Toys "R" Us is the world's largest retailer of children's products currently operating 680 toy stores in the United States, 396 international toy stores, including franchise stores, 212 Kids "R" Us children's clothing stores, 6 Babies "R" Us stores and 2 KidsWorld stores. The merger with Baby Superstore will add 78 stores to the Toys "R" Us family.

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